CODE OF ETHICS
FOR
CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICER
OF
ING CLARION REAL ESTATE INCOME FUND
ING CLARION GLOBAL REAL ESTATE INCOME FUND
               ING Clarion Real Estate Income fund and ING Clarion Global Real Estate Income Fund (the “Trusts”) are committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate disclosure — financial and otherwise — in compliance with applicable law. This Code of Ethics, applicable to the Trust’s Chief Executive Officer, President, Chief Financial Officer and Treasurer (or persons performing similar functions) (together, “Senior Officers”), sets forth policies to guide you in the performance of your duties.
               As a Senior Officer, you must comply with applicable law. You also have a responsibility to conduct yourself in an honest and ethical manner. You have leadership responsibilities that include creating a culture of high ethical standards and a commitment to compliance, maintaining a work environment that encourages the internal reporting of compliance concerns and promptly addressing compliance concerns.
               This Code of Ethics recognizes that the Senior Officers are subject to certain conflicts of interest inherent in the operation of investment companies, because the Senior Officers currently or may in the future serve as Senior Officers of the Trust, as officers or employees of the Trust’s investment advisor (the “Adviser”) and/or affiliates of the Trust’s investment advisor (collectively with the Advisor, (“ING Clarion”) and as officers or trustees/directors of other registered investment companies and unregistered investment funds advised by ING Clarion. This Code of Ethics also recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, the Trust or ING Clarion given your conduct in connection with many of the conflict of interest situations that arise in connection with the operations of the Trust, including:
•	the Investment Company Act of 1940, and the rules and regulation promulgated thereunder by the Securities and Exchange Commission (the “1940 Act”);

•	the Investment Advisers Act of 1940, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “Advisers Act”);

•	the Code of Ethics adopted by the Trust pursuant to Rule 17j-l (c) under the 1940 Act (collectively, the “Trust’s 1940 Act Code of Ethics);

•	one or more codes of ethics adopted by ING Clarion that have been reviewed and approved by those trustees (the “Trustees”) of the Trust that are not “interested persons” of the Trust (the “Independent Trustees”) within the meaning of the 1940 Act (the “ING Clarion’s 1940 Act of Code of Ethics” and, together with the Trust’s 1940 Act Code of Ethics, the “1940 Act Code of Ethics”); and

•	the policies and procedures adopted by the Trust and the other Trusts to address conflict of interest situations, such as procedures under Rule 10f-3 and Rule 17a-7 under the 1940 Act (collectively, the “Trust Policies”); and

•	ING Clarion’s general policies and procedures to address, among other things, conflict of interest situations and related matters (collectively, the “ING Clarion Policies”).
     The provisions of the 1940 Act, the Advisers Act, the 1940 Act Code of Ethics, the Trust Policies and the ING Clarion Policies are referred to herein collectively as the “Additional Conflict Rules”.
     This Code of Ethics is different from, and is intended to supplement, the Additional Conflict Rules. Accordingly, a violation of the Additional Conflict Rules by a Senior Officer is hereby deemed not to be a violation of this Code of Ethics, unless and until the Board of Trustees (the “Governance Committee”) shall determine that any such violation of the Additional Conflict Rules is also a violation of this Code of Ethics.
Senior Officers should Act Honestly and Candidly
     Each Senior Officer has a responsibility to the Trust to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.
     Each Senior Officer must:
•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Additional Conflict Rules;

•	comply with the laws, rules and regulations that govern the conduct of the Trust’s operations and report any suspected violations thereof in accordance with the section below entitled “Compliance With Code of Ethics”; and

•	adhere to a high standard of business ethics.

Conflicts of Interest
     A conflict of interest for the purpose of this Code of Ethics occurs when your private interest interfere in any way, or even appear to interfere, with the interest of the Trusts.
     Senior Officers are expected to use objective and unbiased standards when making decisions that affect the Trusts, keeping in mind that Senior Officers are subject to certain inherent conflicts of interest because Senior Officers of a Trust also are or may be officers of ING Clarion and other funds advised or serviced by ING Clarion (as a result of which it is incumbent upon you to be familiar with and to seek to comply with the Additional Conflict Rules).
     You are required to conduct the business of the Trusts in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to the Trusts where you are receiving a personal benefit, you should act in accordance with the letter and spirit of this Code of Ethics.
     If you are in doubt as to the application or interpretation of this Code of Ethics to you as a Senior Officer of the Trusts, you should make full disclosure of all relevant facts and circumstances to the Trusts’ Chief Compliance Officer (the “Compliance Officer”) and obtain the approval of the Compliance Officer prior to taking action.
     Some conflict of interest situations that should always be approved by the Compliance Officer, if material, include the following:
•	the receipt of any entertainment or non-nominal gift by the Senior Officer, or a member of his or her family, from any company with which the Trusts have current or prospective business dealings (other than ING Clarion), unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Trusts’ service providers, other than ING Clarion; or

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trusts of effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Senior Officer’s employment by ING Clarion, such as compensation or equity ownership.
Disclosures
     It is the policy of the Trusts to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Trusts file with, or submit to, the Securities and Exchange Commission or a national securities exchange and in all other public communications made by the Trusts. As a Senior Officer, you are required to promote compliance with this policy and to abide by the Trust’s standards, policies and procedures designed to promote compliance with this policy.
     Each Senior Officer must:
•	familiarize himself of herself with the disclosure requirements applicable to the Trusts as well as the business and financial operations of the Trust; and

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Trusts to others, including to the Trustees, the Trusts’ independent auditors, the Trusts’ counsel, counsel to the Independent Trustees, governmental regulators or self-regulatory organizations.
Compliance With Code of Ethics
     If you know of or suspect a violation of this Code of Ethics or other laws, regulations, policies or procedures applicable to the Trust, you must report that information on a timely basis to the Compliance Officer or report it anonymously by following the “whistle blower” policies adopted by the Trust. No one will be subject to retaliation because of a good faith report of a suspected violation.
     The Trust will follow these procedures in investigating and enforcing this Code of Ethics, and in reporting on this Code of Ethics:
•	the Compliance Officer will take all appropriate action to investigate any actual or potential violations reported to him or her;

•	violations and potential violations will be reported to the Audit Committee after such investigation;

•	if the Audit Committee determines that a violation has occurred, it will take all appropriate disciplinary or preventive action; and

•	appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the Securities and Exchange Commission or other appropriate law enforcement authorities.
Waivers Of Code of Ethics
     Except as otherwise provided in this Code of Ethics, the Compliance Officer is responsible for applying this Code of Ethics to specific situations in which questions are presented to the Compliance Officer and has the authority to interpret this Code of Ethics in any particular situation. The Compliance Officer shall take all action he or she considers appropriate to investigate any actual or potential violations reported under this Code of Ethics.

               The Compliance Officer is authorized to consult, as appropriate, with the chair of the Audit Committee and with counsel to the Trusts, ING Clarion or the Independent Trustees, and is encouraged to do so.
               The Audit Committee is responsible for granting waivers of this Code of Ethics, as appropriate. Any changes to or waivers of this Code of Ethics will, to the extent required, be disclosed on Form N-CSR, or otherwise, as provided by Securities and Exchange Commission rules.
Recordkeeping
               The Trust will maintain and preserve for a period of not less than six (6) years from the date an action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Audit Committee:
•	that provided the basis for any amendment or waiver to this Code of Ethics; and

•	relating to any violation of this Code of Ethics and sanctions imposed for such violation, together with a written record of the approval or action taken by the Audit Committee.
Confidentiality
               All reports and records prepared or maintained pursuant to this Code of Ethics shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, such matters shall not be disclosed to anyone other than the Independent Trustees and their counsel, the Trust and its counsel, ING Clarion and its counsel and any other advisors, consultants or counsel retained by the Trustee, the Independent Trustees or any committee of the Trustees.
Amendments
               This Code of Ethics may not be amended except in written form, which is specifically approved by a majority vote of the Trustee, including a majority of the Independent Trustees.
No Rights Created
               This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern each of the Senior Officers in the conduct of the Trusts’ business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

ACKNOWLEDGEMENT FORM
I have received and read the Code of Ethics for Chief Executive and Senior Financial Officers, and I understand its contents. I agree to comply fully with the standards contained in the Code of Ethics and the Company’s related policies and procedures. I understand that I have an obligation to report any suspected violations of the Code of Ethics on a timely basis to the Compliance Officer or report it anonymously by following the “whistle blower” policies adopted by the Trusts from time to time.

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